Execution Version

Intercreditor Agreement

THIS INTERCREDITOR AGREEMENT (this “Agreement) is entered into as of October 15, 2013 by and among Osage Exploration and Development, Inc., a Delaware corporation (the “Issuer”), the Affiliates of the Issuer that are Guarantors under the Note Purchase Agreement (collectively referred to as “Guarantors,” and together with Issuer collectively referred to as the “Note Parties’“), BP Energy Company (“BP”), and Apollo Investment Corporation (“Apollo”), in its capacity as administrative agent for the Holders under the Note Purchase Agreement (in such capacity, the “Administrative Agent”) and in its capacity as Collateral Agent (as hereinafter defined) for the Secured Parties (as defined in the Note Purchase Agreement), and each other Person that from time to time becomes a party hereto in accordance with the terms of this Agreement.

RECITALS:

WHEREAS, pursuant to a Note Purchase Agreement, dated as of April 27, 2012 (as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time, the “Note Purchase Agreement”), among Issuer, the various financial institutions and entities from time to time parties thereto (collectively referred to as the “Holders”) and the Administrative Agent, Holders have purchased or may purchase Notes (as such term is defined in the Note Purchase Agreement) from the Note Parties;

WHEREAS, pursuant to (a) the Guarantee and Collateral Agreement, dated as of April 27, 2012 (as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”) and (b) the other Collateral Documents (as defined in the Note Purchase Agreement), Issuer and each Guarantor party thereto has granted a security interest on a First Priority basis (as defined in the Note Purchase Agreement) in the Collateral to secure the Secured Obligations (as defined in the Guarantee and Collateral Agreement);

WHEREAS, certain Note Parties and BP have entered into (i) that certain ISDA Master Agreement dated as of April 13, 2013, including the schedules, exhibits and annexes related thereto, and (ii) that certain Amended and Restated ISDA Schedule dated as of October 15, 2013, and have entered into or will enter into one or more transaction confirmations under the foregoing (collectively referred to as the “BP ISDA”);

WHEREAS, the Note Purchase Agreement and the BP ISDA provide, among other things, that the parties thereto shall enter into this Agreement to, among other things, define the rights, duties, authorities and responsibilities of the Collateral Agent, the Administrative Agent and the respective rights and remedies among the Secured Parties (as defined in the Note Purchase Agreement) with respect to the Collateral; and

WHEREAS, Collateral Agent, Administrative Agent (on behalf of itself and the Holders), BP and Note Parties desire to enter into this Agreement to (i) establish the relative priorities of Holder Parties and BP with respect to payment of the Note Obligations (defined below) owed by Issuer to Holders and the BP Swap Obligations (defined below) owed by Issuer to BP, and (ii) agree with respect to the exercise of certain remedies and for the other purposes set forth herein.

AGREEMENTS:

In consideration of the mutual covenants and promises of this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Issuer, BP, the Holders, the Administrative Agent and the Collateral Agent agree as follows:

1. Definitions. As used in this Agreement,

BP Swap Documents means the BP ISDA, including, but not limited to, each relevant confirmation of a transaction thereunder.

BP Swap Obligations means all net amounts owed or to become owing by Note Parties to BP under the BP Swap Documents, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, together with all costs, expenses and attorneys’ fees incurred in the enforcement or collection thereof, and interest thereon after the commencement of any proceedings under any Debtor Relief Laws.

Business Day means any day other than a Saturday, Sunday or other day in which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Collateral means, all personal, real and mixed property of Note Parties and Rights thereto described in and subject to a Lien under the Security Instruments and the Rights under letters of credit, if any, posted as collateral support for the BP Swap Obligations.

Collateral Agent has the meaning assigned to such term in Section 3 below.

Creditors means the Holder Parties and BP, collectively.

Crude Oil means all crude oil and condensate.

Debtor Relief Law means any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over Note Parties or any of its properties.

Holder Parties means Administrative Agent, Holders and any other holder of the Note Obligations from time to time.

Hydrocarbons means all Crude Oil, Natural Gas, distillate and sulphur.

Lien has the meaning assigned to such term in the Note Purchase Agreement.

Natural Gas means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Collateral.

Note Documents means the “Note Documents” as defined in the Note Purchase Agreement.

Note Obligations means the “Obligations” as defined in the Note Purchase Agreement.

Note Parties is defined in the preamble.

Note Purchase Agreement is defined in the recitals to this Agreement.

Person means any individual, general partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Principal Agreements means the Note Documents and the BP Swap Documents, collectively.

Proceeds includes any and all proceeds from any sale, exchange, destruction, condemnation, foreclosure, liquidation or other disposition of any of the Collateral, including, but not limited to, under any Debtor Relief Law; provided, however, that such term will not include sales of any Hydrocarbons produced from or attributable to the Collateral in the ordinary course of the Note Parties’ business or sales of other Collateral permitted under the Note Documents.

Ratably or Ratable means, with respect to any amount to be allocated between the Holder Parties and BP as of any date of determination, the allocation of a portion of such amount to (a) the Holder Parties such that the ratio that the amount allocated to the Holder Parties bears to the total amount to be so allocated equals the ratio of the Note Obligations to the Total Obligations and (b) BP such that the ratio that the amount allocated to BP bears to the total amount to be so allocated equals the ratio of the BP Swap Obligations to the Total Obligations.

Requisite Holders means the “Requisite Holders” as defined in the Note Purchase Agreement.

Right or Rights means rights, remedies, powers, privileges and benefits.

Security Instruments means the “Collateral Documents” as defined in the Note Purchase Agreement and includes, without limitation, those documents listed in Schedule 1 attached hereto and incorporated herein by this reference.

Swap Agreement has the meaning assigned such term in the Note Purchase Agreement.

Total Obligations means, as of any date of determination, an amount equal to the sum of (a) the Note Obligations plus (b) the BP Swap Obligations.

Triggering Event shall mean any of the following:

(i) The Collateral Agent shall have received from BP written notice that (A) either an event of default or a termination event has occurred and is continuing under one or more of the BP Swap Documents, (B) an early termination date has been designated as a result thereof, (C) specifies the sum (which may be an estimate pending actual determination of such amounts) of all unpaid amounts and settlement payments then due as the result of the designation of such early termination date and the amount of interest and other amounts then due and payable by Issuer in respect thereof, and (D) the amount set forth in clause (C) has not been paid in full or discharged to the satisfaction of BP; or

(ii) BP or Issuer shall have received from the Administrative Agent (acting at the direction of the Requisite Holders) written notice that (A) an Event of Default (as defined in the Note Purchase Agreement) has occurred and is continuing and (B) the unpaid principal amount of the Notes (as defined in the Note Purchase Agreement) under the Note Purchase Agreement and all interest accrued and unpaid thereon have been declared to be then due and payable.

UCC means the Uniform Commercial Code as adopted and in effect in New York from time to time.

2. Obligations and Liens Pari Passu.

(a) Subject to the other terms and conditions of this Agreement, the Note Obligations and the BP Swap Obligations shall be pari passu, and the Note Obligations and BP Swap Obligations shall be secured, Ratably, by the Liens granted to or for the benefit of Collateral Agent under the Security Instruments (after giving effect to any applicable amendments to any of the Security Instruments as provided for below in this Section 2).

(b) Contemporaneously with the execution of this Agreement, Note Parties, the Administrative Agent and Collateral Agent, as applicable, shall execute, if necessary: (i) an amendment to the Note Purchase Agreement which (A) authorizes Note Parties to grant a First Priority Lien on its assets to approved hedge counterparties, including, without limitation, BP, which are counterparties to Swap Agreements and have entered into one or more intercreditor agreements in form and substance acceptable to the Requisite Holders and specifies that any such Lien shall be a Permitted Lien (as defined in the Note Purchase Agreement), and (B) acknowledges and agrees that any First Priority Lien granted to Collateral Agent by Note Parties to secure the Note Obligations, shall be held by Collateral Agent for the Ratable benefit of any such approved hedge counterparties, including, without limitation, BP, to secure Note Parties’ obligations under such Swap Agreements on a pari passu basis with the Note Obligations; and (ii) Security Instruments or amendments to the Security Instruments in effect at the time of execution of this Agreement causing any Lien granted to or for the benefit of Collateral Agent under such Security Instruments (after giving effect to any such amendments) to secure, Ratably, the Note Obligations and the BP Swap Obligations for the benefit of the Holder Parties and BP.

(c) BP agrees that, without the prior written consent of the Administrative Agent (acting at the explicit written direction of the Requisite Holders), it will not seek or accept credit support (excluding any netting or setoff rights, which are acknowledged to be for the sole benefit of BP, notwithstanding Section 4 hereof) for any BP Swap Obligation other than its Rights under the Security Instruments. Notwithstanding the preceding sentence, to the extent that BP, with or without the written consent of Administrative Agent (acting at the explicit written direction of the Requisite Holders), hereafter obtains any Lien on assets of Issuer to secure all or any portion of the BP Swap Obligations, the Lien held by BP on such assets shall secure both the Note Obligations and the BP Swap Obligations on a pari passu basis and shall be pari passu with any Lien now or hereafter existing in favor of or for the benefit of Administrative Agent, Collateral Agent or BP to secure all or any part of the Note Obligations or BP Swap Obligations, notwithstanding (i) the date, manner or order of any grant, attachment or perfection of any such Lien, (ii) any provision of the UCC, other applicable law, the Note Documents or the BP Swap Documents or (iii) any manner of enforcement of any Lien or other Rights. Similarly, Administrative Agent (acting at the explicit written direction of the Requisite Holders) agrees that, without the prior written consent of BP, it will not seek or accept credit support for any Note Obligation other than its Rights under the Security Instruments. Notwithstanding the preceding sentence, to the extent that Administrative Agent (acting at the explicit written direction of the Requisite Holders), with or without the written consent of BP, hereafter obtains any Lien on assets of Issuer to secure all or any portion of the Note Obligations, the Lien held by Administrative Agent on such assets shall secure both the Note Obligations and the BP Swap Obligations on a pari passu basis and shall be pari passu with any Lien now or hereafter existing in favor of or for the benefit of Administrative Agent, Collateral Agent or BP to secure all or any part of the Note Obligations or BP Swap Obligations, notwithstanding (i) the date, manner or order of any grant, attachment or perfection of any such Lien, (ii) any provision of the UCC, other applicable law, the Note Documents or the BP Swap Documents or (iii) any manner of enforcement of any Lien or other Rights.

(d) The Holder Parties and Issuer agree that, upon execution of the documents required by Section 2(b) above (or, in the alternative, if execution of documents pursuant to Section 2(b) above is not required, upon execution of this Agreement), (i) any Lien under any Security Instrument securing, Ratably, the Note Obligations and the BP Swap Obligations shall be a Permitted Lien (as defined in the Note Purchase Agreement) and (ii) BP will become a beneficiary of any Lien granted to Collateral Agent pursuant to any Security Instrument.

(e) Subject to limitations on Swap Agreements provided in the Note Purchase Agreement, the Requisite Holders consent to Issuer entering into the BP Swap Documents and agree that each of the BP Swap Documents is a Swap Agreement. BP and the Holder Parties acknowledge and agree that, upon execution of the documents required by Section 2(b) above (or, in the alternative, if execution of documents pursuant to Section 2(b) above is not required, upon execution of this Agreement), BP will become a Secured Party (as defined in the Note Purchase Agreement) under the Security Instruments. All parties hereto agree that, notwithstanding any provision of this Agreement to the contrary, BP is entitled to exercise, solely for its benefit, any right of multiple transaction netting or setoff it may hold with respect to any of its BP Swap Obligations.

(f) The amounts payable by Issuer to any Creditor at any time under any of the Principal Agreements to which such Creditor is a party shall be separate and independent debts, and each Creditor shall be entitled to enforce any right arising out of the applicable Principal Agreement to which it is a party, subject to the terms thereof and of this Agreement. Each Creditor hereby agrees that no Creditor (whether as the mortgagee or the Secured Party, as the case may be, under the Security Instruments) shall have any right individually to realize upon any Liens granted under the Security Instruments, it being understood and agreed that such remedies may be exercised only by Collateral Agent (as the mortgagee or the Secured Party, as the case may be, under the Security Instruments) for the Ratable benefit of the Creditors.

(g) Each Creditor agrees: (i) to deliver to each of the other Creditors and the Collateral Agent, at the same time it makes delivery to Issuer, a copy of any notice of default, notice of intent to accelerate or notice of acceleration with respect to any of the Note Obligations or the BP Swap Obligations, as applicable, subject to this Agreement and (ii) to deliver to each of the other Creditors and the Collateral Agent, at the same time it makes delivery to any other Person, a copy of any notice of the commencement of any judicial proceeding and a copy of any other notice with respect to the exercise of remedies with respect to any of the Note Obligations or the BP Swap Obligations, as applicable, subject to this Agreement.

(h) Each of BP, the Collateral Agent and the Administrative Agent (acting at the written direction of the Requisite Holders) hereby agrees that it shall endeavor to furnish Issuer with a copy of any notice provided or received, as applicable, by it which notice would, pursuant to clause (i) or (ii) of the definition of Triggering Event in Section 1 above, establish a Triggering Event. Each of Issuer and Administrative Agent (acting at the written direction of the Requisite Holders) hereby agrees that it shall endeavor to furnish BP with a copy of any notice received or provided, as applicable, by it which notice would, pursuant to clause (ii) of the definition of Triggering Event in Section 1 above, establish a Triggering Event. Each of BP and Administrative Agent (acting at the written direction of the Requisite Holders) hereby agrees that it shall endeavor to furnish Issuer with a copy of any notice received or provided, as applicable, by it which notice would, pursuant to clause (ii) of the definition of Triggering Event in Section 1 above, establish a Triggering Event. Any failure by a party hereto to furnish a copy under this Section 2(h) shall not limit or affect the rights and obligations hereunder.

(i) No amendment to any of the Security Instruments may be effected without the prior written consent of BP (which consent shall not be withheld or delayed unreasonably), if the effect of such amendment would be to (i) cause the Security Instruments to secure obligations other than the Note Obligations and BP Swap Obligations, (ii) change the priority of or subordinate the Liens created thereby, (iii) materially modify any material remedy provided for therein if adverse to BP, (iv) materially reduce or diminish the benefits of the security provided for in the Security Instruments, or (v) otherwise have any material detrimental effect on BP’s rights and obligations under this Agreement. Any such amendment made without such consent shall be null and void. Collateral Agent shall have the right from time to time to release Collateral from the Liens created by the Security Instruments; provided, that the written consent of BP shall be required for any release of Collateral during any rolling 12-month period, except (i) Collateral destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used, or that has become obsolete, depleted or uneconomic, (ii) inventory (including without limitation, Hydrocarbons) sold in the ordinary course of a Note Party’s business, and (iii) other Collateral that does not, as reasonably valued by the Requisite Holders and when aggregated with other Collateral released in the most recent twelve-month period pursuant to this clause (iii), have a value in excess of 10% of the aggregate value of the Collateral (as reasonably determined by Collateral Agent); provided that proceeds of a sale of Collateral occurring while no Triggering Event has occurred (or would result therefrom) shall be applied as required by the Note Documents. The Collateral Agent shall, as soon as reasonably practicable after any release of the Collateral permitted by this clause, notify BP of such release.

(j) No amendment to the Note Purchase Agreement may be effected without the prior written consent of BP if the effect of such amendment would adversely affect the priority of any Lien under any Security Instrument, would change the definition of “Collateral Documents” (as defined in the Note Purchase Agreement), would otherwise have any material detrimental effect on BP’s rights and obligations under this Agreement or would diminish materially the benefits of the security provided for in the Security Instruments. Any such amendment executed without such consent shall be null and void. Issuer hereby agrees to provide written notice to BP (which notice may be revoked by Issuer) no less than seven days prior to the earliest to occur of (i) the date of (a) signing or (b) closing of any replacement financing or any refinancing of the Note Purchase Agreement, or (ii) the date of any payment in full and retirement of the Note Purchase Agreement, including with such notice a copy of the proposed replacement financing, refinancing or retirement of the Note Purchase Agreement, as applicable.

(k) Issuer hereby agrees that BP may provide to the Administrative Agent (with copies to the Holders), and BP hereby agrees to provide to the Administrative Agent (with copies to the Holders), within a commercially reasonable time following receipt of a written request therefor from the Administrative Agent (acting at the written direction of the Holders) or any Holder, (i) a report of the marked-to-market positions of any or all of the transactions in effect from time to time under the BP Swap Documents, and (ii) a copy of any trade confirmation pursuant to the BP ISDA not previously provided to the Holders.

(l) BP hereby acknowledges and consents to Note Parties’ grants of security interests to Collateral Agent in all rights of Note Parties under the BP Swap Documents, including all payments owing to Note Parties thereunder, notwithstanding any restrictions on assignment in any BP Swap Document.

(m) The Administrative Agent, on behalf of itself and the Holders: (i) acknowledges and agrees that BP is a Permitted Swap Provider (as defined in the Guarantee and Collateral Agreement); (ii) acknowledges and agrees that this Agreement shall be a Swap Intercreditor Agreement (as defined in the Note Purchase Agreement) that is in form and substances reasonably satisfactory to, and approved by, the Requisite Holders; and (iii) each BP Swap Document shall be a Secured Swap Agreement (as defined in the Guarantee and Collateral Agreement).

3. Appointment of Apollo as Collateral Agent. The Holders and BP each hereby appoint Apollo to (a) act as its agent (in such capacity, “Collateral Agent”), in its name and on its behalf, in and under the Security Instruments, (b) hold the Liens on the Collateral, with power of sale, in its name for the benefit and security of the Holder Parties and BP and for enforcement and payment of the Note Obligations and the BP Swap Obligations, respectively and (c) take such action on behalf of the Holder Parties and BP under the terms and provisions of the Security Instruments and to exercise such rights and remedies under the Security Instruments as are specifically delegated to or required of Apollo, in its capacity as Collateral Agent, under the terms and provisions of this Agreement. Collateral Agent shall, within a commercially reasonable time, distribute to each of the Holder Parties and BP its Ratable share of all Proceeds in accordance with Section 5 below.

4. Collateral Agent’s Authority. (a) Upon the occurrence and during the continuance of any Triggering Event, Collateral Agent shall, upon the request of the Requisite Holders or BP, and subject to this Agreement and the terms of the Note Documents, take any and all actions provided for in the Security Instruments relating to the pursuit of remedies, including, but not limited to, the foreclosure of Liens or other disposition of the Collateral; provided, however, that neither the Holders nor BP shall have the right to require Collateral Agent to realize on any Liens granted pursuant to the Security Instruments until the 120th day after a Triggering Event of the type referred to in clause (i) of the definition of Triggering Event shall have occurred and provided further that such Triggering Event shall be continuing on such date. Notwithstanding the foregoing, if any event of default occurs (x) under Section 5(a)(vii) of the BP ISDA, (y) under any Principal Agreement as a result of any proceeding under any Debtor Relief Law or Issuer admits in writing its inability to meet its debts to any Creditor or (z) as a result of the Note Obligations being accelerated and Collateral Agent is actively attempting to collect the Note Obligations through the realization of the Collateral, BP may request Collateral Agent to realize on the Liens granted pursuant to the Security Instruments immediately.

(b) If the 120-day standstill period provided for in Section 4(a) above has commenced with respect to a Triggering Event, then for so long as such Triggering Event, as applicable, is continuing, any payments received by the Administrative Agent, Collateral Agent or the Holders under the Note Purchase Agreement and any payments received by BP under the BP ISDA will be held for the Ratable benefit of the Creditors until such time that such Triggering Event is no longer continuing or that Collateral Agent is exercising remedies under the Security Instruments (including, but not limited to, the foreclosure of Liens) and distributing the Proceeds from such remedies Ratably to the Creditors under Section 5(b) of this Agreement (“Blocking Period”). All funds received in any deposit account of Issuer subject to an account control agreement during such Blocking Period for the benefit of the Administrative Agent and the Holders shall be maintained in such deposit account and held for the Ratable benefit of the Creditors until such time as the 120-day standstill period shall have expired. If a Triggering Event is otherwise cured prior to the end of such 120-day standstill period, such funds being held in such deposit account will be disbursed to Collateral Agent for the benefit of the Holders. If such Triggering Event is not cured prior to the expiration of the 120-day standstill period, then such funds will be disbursed in accordance with Section 5(b) of this Agreement.

(c) Collateral Agent shall not be obligated to follow any instructions of BP or the Holder Parties if: (i) such instructions conflict with the provisions of this Agreement, any Principal Agreement, any Security Instrument or any applicable law, (ii) Collateral Agent determines, in its sole and absolute discretion, that such instructions are ambiguous, inconsistent, in conflict with previously received instructions or otherwise insufficient to direct the actions of Collateral Agent, provided that Collateral Agent explains the grounds for a refusal based on a deficiency of instructions, or (iii) Collateral Agent has not been adequately indemnified to its satisfaction. Nothing in this Section 4 shall impair the right of Collateral Agent in its discretion to take any action authorized under this Agreement or the Security Instruments, to the extent that the consent of any Creditors is not required or to the extent such action is not prohibited by the terms hereof or thereof, which it deems proper and consistent with the instructions given by Creditors as provided for herein or otherwise in the best interest of Creditors. In the absence of written instructions from BP or the Holder Parties for any particular matter, Collateral Agent shall have no duty to take or refrain from taking any action unless such action or inaction is explicitly required by the terms of this Agreement, the Security Instruments or applicable law. Collateral Agent shall have no duty with respect to a Triggering Event unless it first receives notice that a Triggering Event has occurred.

(d) If a Triggering Event of the type referred to in clause (ii) of the definition of Triggering Event shall have occurred and is continuing, at the request of the Administrative Agent (acting at the written direction of the Requisite Holders), BP shall make payments of any amounts owing from BP to Issuer under the BP Swap Documents to Collateral Agent to be held until such time that either (i) such Triggering Event is no longer continuing, in which case such payments shall be released immediately to Issuer, or (ii) Collateral Agent has commenced exercising remedies under the Security Instruments, in which case such payments shall be promptly distributed Ratably to the Creditors pursuant to Section 5(b) below. Unless and until BP is notified in writing by Administrative Agent (acting at the written direction of the Requisite Holders) to pay to Collateral Agent amounts owing by BP to Issuer under the BP Swap Documents, BP may continue to make such payments to Issuer; provided, Issuer releases BP from any and all liability resulting from BP making any such payments to Collateral Agent after receipt of such notice from Administrative Agent (acting at the written direction of the Requisite Holders) and Issuer hereby consents to such payment to Collateral Agent but such consent shall not be deemed to release any claims any Note Party may have against the Administrative Agent, the Collateral Agent or the Holders.

5. Proceeds.

(a) The Creditors hereby agree among themselves that (i) prior to the occurrence and continuance of a Triggering Event (and subject to Section 4(b)), each Creditor shall be entitled to receive and retain for its own account, and shall never be required to disgorge to the Collateral Agent or any other Creditor or acquire direct or participating interests in the Note Obligations or the BP Swap Obligations owing to such Creditor, scheduled payments or voluntary prepayments, payments of principal, interest, fees, settlement payments and any other payments in respect of the Principal Agreements, all in compliance with the terms thereof, and (ii) after the occurrence and during the continuance of a Triggering Event (and during the Blocking Period), all such amounts shall be treated as if constituting Proceeds and shall be shared by the Creditors Ratably and in accordance with Section 5(b) below.

(b) All Proceeds received by BP, the Holder Parties or the Collateral Agent, shall be applied in accordance with this Section 5(b) and Section 5(c) below. To the extent either the Holder Parties or BP ever receives any portion of such Proceeds in excess of its Ratable share (or to the extent the Collateral Agent receives reimbursement in excess of expenses actually incurred), the party receiving those excess Proceeds agrees to make promptly all necessary transfers to the other so as to give full effect to this Section 5(b).

(c) If a Triggering Event shall have occurred and is continuing, subject to the applicability of the Blocking Period, all Proceeds received by Collateral Agent shall be applied in the following order:

(i) First, to reimburse Collateral Agent for expenses in accordance with Section 6 below;

(ii) Second, Ratably to the Holder Parties (to be applied in accordance with the Note Purchase Agreement) and BP, respectively, in satisfaction of the Note Obligations and the BP Swap Obligations until the Total Obligations are satisfied, respectively; and

(iii) Third, to the extent that any Proceeds remain after the full and indefeasible payment of all of the amounts described in the preceding paragraphs, to Issuer.

6. Expenses. The Holders and BP shall each bear its Ratable share of any reasonable expenses incurred by Collateral Agent in taking action on behalf of the Holder Parties and BP in connection with its investigation, evaluation or enforcement of any Rights under the Security Instruments, but only to the extent Collateral Agent does not receive reimbursement for such expenses from the Note Parties within a reasonable time after such expenses are incurred; provided that, to the extent that either the Holders or BP reimburse the Collateral Agent for such expenses, the Holders and BP will be entitled to receive its Ratable share of any reimbursement subsequently received by Collateral Agent from the Note Parties.

7. Limitation of Liability - Collateral Agent. Neither Collateral Agent nor any of its representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under the Security Instruments in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement and the Security Instruments or be responsible for the consequences of any error of judgment, except to the extent arising solely from its gross negligence or willful misconduct. Collateral Agent shall not be responsible in any manner to any other party for the effectiveness, enforceability, genuineness, validity or the due execution of the Security Instruments or for any representation, warranty, document, certificate, report or statement made in or in connection with the Security Instruments or be under any obligation to any other party to ascertain or inquire as to the performance or observation of any of the terms, covenants or conditions of any of the Note Documents or the BP Swap Documents on the part of Issuer. Notwithstanding anything else provided, Collateral Agent shall have no obligation or liability to the Holder Parties, BP or to any other Person, (i) with respect to the perfection, recording, re-recording, filing, refiling, monitoring, or maintaining in effect of any Security Instruments or other instruments, documents, mortgages, deeds of trust, financing statements or continuation statements or (ii) with respect to the effectiveness, enforceability, genuineness, validity or the due execution of the Security Instruments or for any representation, warranty, document, certificate, report or statement made in or in connection with the Security Instruments. Each of the Holders and BP agrees to Ratably indemnify Collateral Agent and hold it harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and/or reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against or incurred by Collateral Agent in any way relating to or arising out of the Security Instruments or any action taken or omitted by Collateral Agent under this Agreement or the Security Instruments, except to the extent any of the same results solely from the gross negligence or willful misconduct of Collateral Agent. Collateral Agent shall give prompt written notice to the indemnifying party or parties (provided that later notice shall not relieve indemnifying party(ies) of its liability and obligations under this Section 7 unless and to the extent the indemnifying party(ies) is/are prejudiced by such notice not being promptly provided) after any applicable claim is initiated against Collateral Agent and allow the indemnifying party(ies) to have sole control and authority of the defense and settlement of the claim; provided that Collateral Agent shall approve any settlement of a claim to which Collateral Agent is an actual party or could reasonably be expected to be a potential party and in respect of which indemnity may be sought hereunder, so long as such settlement (a) includes an unconditional release of Collateral Agent from all liability in any way related to or arising out of such claim and (b) does not impose any actual or potential liability upon, or contain any factual or legal admission by or with respect to, Collateral Agent. Collateral Agent shall reasonably cooperate with the indemnifying party(ies) in the defense of such claims, including providing reasonable assistance and information at the indemnifying party’s(ies’) expense.

8. Limitation of Liability - Holder Parties and BP. Neither BP nor any Holder (nor any individual partner, member, director, employee or agent of either BP or the Holders) shall incur any liability to the other except for liabilities arising from its gross negligence or willful misconduct. Neither BP nor any of the Holders (nor any of their respective individual partners, members, directors, employees or agents) shall incur any liability to Issuer or any other Person except for liabilities arising from such party’s gross negligence or willful misconduct.

9. Term. Subject to Section 21 below, this Agreement shall terminate upon (i) the full and indefeasible payment of the Note Obligations and the BP Swap Obligations and (ii) the execution and delivery of a written termination notice signed by each of the parties.

10. Removal and Resignation of Collateral Agent.

(a) Should all of the Note Obligations be fully and indefeasibly paid or satisfied at a point in time when any BP Swap Obligations remain outstanding, Apollo may resign as Collateral Agent hereunder by providing to BP and Issuer written notice of such resignation no less than 30 days prior to the effective date of such resignation set forth in such written notice. Upon such resignation by Apollo, Apollo agrees to execute and deliver assignments, in form and substance mutually satisfactory to the Holders and BP, to a successor Collateral Agent designated by BP and approved by Issuer (which approval shall not be withheld or delayed unreasonably) of the rights of the mortgagee or the Secured Party, as the case may be, under the Security Instruments. Such assignments shall be prepared at the expense of Issuer. Issuer hereby consents to such assignments. Following such resignation by Apollo and execution and delivery of such assignments, Apollo shall have no further duties, responsibilities or liabilities under this Agreement, but shall remain entitled to the benefit of the indemnification of the Collateral Agent provided in this Agreement and to reimbursement, in accordance with applicable provisions of this Agreement, of expenses incurred in the discharge of the duties of the Collateral Agent prior to the effective date of such resignation.

(b) If Collateral Agent fails to take any material action under the Security Instruments to protect or realize upon the Collateral following a Triggering Event as required under Section 4(a) above within a reasonable time after being requested to do so in writing by BP or the Requisite Holders, or if Collateral Agent materially breaches its obligations to diligently pursue such action as required under this Agreement, then BP and/or the Requisite Holders may petition a court of competent jurisdiction to replace Collateral Agent with another Person. Such replacement Collateral Agent may take such other actions as it may deem necessary or advisable to secure and enforce the Security Instruments. In the event that a court of competent jurisdiction shall decide to replace Collateral Agent, any successor Collateral Agent shall be required to apply all proceeds of any realization upon the Collateral in accordance with Section 5(c) above, provided that any reasonable documented expenses incurred in connection with the replacement of Collateral Agent may be paid to the Person incurring such expenses from the proceeds of the Collateral pursuant to Section 5(c)(i) above.

11. Survival of Rights. All of the respective rights and interests of the Collateral Agent, Holder Parties and BP under this Agreement (and the respective obligations and agreements of BP, the Holder Parties and the Collateral Agent under this Agreement), shall remain in full force and effect regardless of:

(a) any lack of validity or enforceability of any of the Note Documents or the BP Swap Documents or any other agreement or instrument related thereto; or

(b) any other circumstance which might otherwise constitute a defense available to, or discharge of, Issuer with respect to the Note Obligations or the BP Swap Obligations (other than the defense that such obligations have been fully satisfied).

12. Representations and Warranties. Each of Holder Parties, BP, the Note Parties and Collateral Agent represents and warrants to the other parties hereto that:

(a) neither the execution and delivery of this Agreement nor its performance of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any other agreement to which it is now subject, including, but not limited to, any of the Note Documents or the BP Swap Documents;

(b) it has all requisite authority to execute, deliver and perform its obligations under this Agreement; and

(c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.

13. Further Assurances. Each of the Holder Parties, BP, each Note Party and Collateral Agent covenants that, as long as this Agreement remains in effect, it will (with respect to the Administrative Agent, at the sole cost and expense of the Issuer) execute and deliver any and all other documents or instruments reasonably requested by the other to give effect to the terms and conditions of this Agreement.

14. Assignment; Agreement Binding on Successors and Assigns. As long as this Agreement remains in effect, neither BP nor any Holder will sell, assign or otherwise transfer all or any part of the Note Obligations or the BP Swap Obligations, as the case may be, unless such sale, assignment or transfer is made expressly subject to the terms and conditions of this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against, the Note Parties, the Holder Parties, BP and Collateral Agent and their respective successors and permitted assigns.

15. Notice. Unless otherwise provided, any consent, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (b) if by courier, electronic transmissions, or facsimile transmission, when actually delivered. Until changed by a subsequent notice delivered in accordance with this Section 15, notices for each party are to be directed to:

For delivery to BP:

BP Energy Company

Attn: BPEC Contracts Dept.

201 Helios Way

Houston, Texas 77079

Telephone: (713) 323-2000

Facsimile: (713) 323-0203

For delivery to Issuer:

Osage Exploration and Development, Inc.

2445 Fifth Avenue, Suite 310

San Diego, CA 92101

Attn: Kim Bradford

Tel: (619) 677-3956

Fax: (619) 677-3964

Email: KBradford@osageexploration.com

For delivery to Collateral Agent and Administrative Agent:

Apollo Investment Corporation

c.o Apollo Management, L.P.

9 W 57TH Street

New York, NY 10019

Attn: Joseph Glatt

16. Amendments. No amendment, modification, termination or waiver of this Agreement shall in any event be effective without the written concurrence of the Note Parties, Collateral Agent, each Holder Party and BP.

17. Governing Law. This Agreement shall be governed by and construed in accordance the laws of the State of New York.

18. Invalid Provisions. If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless remain enforceable. However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.

19. Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document and will be effective upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto. All counterparts will, taken together, constitute one and the same instrument.

20. Jury Waiver. Each of the Holder Parties, BP, Note Parties and Collateral Agent hereby voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) among the Holder Parties, BP, Note Parties and Collateral Agent (or any of them) arising out of or in any way related to this Agreement.

21. Reinstatement; Termination. If at any time any payment of the Note Obligations or the BP Swap Obligations is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of the Note Parties or otherwise, the obligations of the Note Parties, the Holder Parties, BP and Collateral Agent under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time.

22. Controlling Agreement. Notwithstanding any provision to the contrary in any of the Note Documents or the BP Swap Documents, to the extent the terms of this Agreement directly conflict with a provision in either the Note Documents or the BP Swap Documents, the terms of this Agreement shall control.

23. Integration. This Agreement and all documents and instruments referenced herein represent the final agreement among the Holder Parties, BP, Note Parties and Collateral Agent with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no unwritten oral agreements among the parties.

24. Direction of Requisite Holders; Liability of the Administrative Agent.

(a) The undersigned Holders, constituting Requisite Holders, hereby authorize and direct the Administrative Agent to execute this Agreement and perform its obligations hereunder.

(b) The parties hereto agree that the Administrative Agent shall be afforded all of the rights, privileges, protections, indemnities and immunities afforded to the Administrative Agent under the Note Purchase Agreement in connection with its execution of this Agreement and the performance of its respective duties hereunder.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Intercreditor Agreement as of the date first hereinabove written.

BP:

BP ENERGY COMPANY

By:	/s/ Ryan S. McGeachie
Name:	Ryan S. McGeachie
Title:	Managing Director US Consumers

Signature Page to

Intercreditor Agreement

NOTE PARTIES:

OSAGE EXPLORATION AND DEVELOPMENT, INC.

By:	/s/ Norman Dowling
Name:	Norman Dowling
Title:	Chief Financial Officer

Signature Page to

Intercreditor Agreement

ADMINISTRATIVE AGENT AND HOLDER:

APOLLO INVESTMENT CORPORATION

By:	Apollo Investment Management, L.P., its Advisor
By:	ACC Management, LLC, its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	President

COLLATERAL AGENT:

APOLLO INVESTMENT CORPORATION

By:	Apollo Investment Management, L.P., its Advisor
By:	ACC Management, LLC, its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	President

Signature Page to

Intercreditor Agreement

SCHEDULE 1

Listing of Certain Security Instruments

1.	Guarantee and Collateral Agreement dated as of April 27, 2012, by Osage Exploration and Development, Inc., and each of the Grantors party thereto in favor of Apollo Investment Corporation, as Collateral Agent (“Guarantee and Collateral Agreement”).

2.	Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement And Financing Statement dated as of April 27, 2012, by Osage Exploration and Development, Inc., in favor of Apollo Investment Corporation as Mortgagee and Collateral Agent (“Mortgage”).

Intercreditor Agreement